CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Other Service Providers”, “GST Funds-Financial Highlights” and “Experts” in the Form N-14 Registration Statement and related Proxy Statement/Prospectus and to the incorporation by reference of our report dated December 16, 2005 for Goldman Sachs Core Fixed Income Fund (one of the funds comprising Goldman Sachs Trust) in the Form N-14 Registration Statement and related Statement of Additional Information of Goldman Sachs Core Fixed Income Fund filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
January 3, 2006